As filed with the Securities and Exchange Commission on April 24, 2003

                        Registration No. ____________

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549
                     ----------------------------------
                                 FORM S-8
                       REGISTRATION STATEMENT UNDER
                        THE SECURITIES ACT OF 1933
                     ----------------------------------
                         ON THE GO HEALTHCARE, INC.
             (Exact name of registrant specified in its charter)

Delaware                              5090                      98-0231687
(State of other jurisdiction   (Primary Standard Industrial    (IRS Employer
of incorporation)               Classification Code Number)     Identification
                                                                Number)

                        85 Corstate Avenue, Unit #1
                        Concord, Ontario
                        Canada L4K 4Y2
                        (905) 760-2987
                 (Address of principal executive offices)

      85 Corstate Avenue, Unit #1, Concord, Ontario, Canada L4K 4Y2
                (Address of principal executive offices)

                   ----------------------------------
                Geoffrey Eiten - Consulting Agreement
                Carlos Correa - Consulting Agreement
                Alan Koch - Consulting Agreement
                964434 Ontario Ltd - Consulting Agreement
                Michael A. Littman - Letter Agreement
                      (Full Title of the Plans)
                  ----------------------------------
                        Stuart Turk, President
                     85 Corstate Avenue, Unit #1
                         Concord, Ontario
                          Canada L4K 4Y2
                          (905) 760-2987
           (Name, address and telephone number of agent for service)

                     Copies of communications to:
                        Michael A. Littman
                        Attorney at Law
                        7609 Ralston Road
                        Arvada, CO 80002
                        T: (303) 422-8127
                        F: (303) 431-1567

 CALCULATION OF REGISTRATION FEE

Title of         Amount      Proposed Maximum Proposed Maximum     Amount of
Securities to    to be       offering Price   Registered Aggregate Registration
be Registered    Registered  per Share(1)     offering Price (1)   Fee
---------------- ----------- ---------------  -------------------- ------------
Common Stock,
$0.001 par value  1,660,000  $ 0.01            $ 16,600              $1.34



(1) Estimated solely for the purpose of calculating the registration fee. The proposed maximum price per share and maximum aggregate offering price are estimated based upon the Bid of the Company's Common Stock at April 24, 2003.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


Item 1. Plan Information

The documents containing the information related to the Common Stock to be issued to consultants which is not being filed as part of this Registration Statement and documents incorporated by reference in response to Item 3 of
Part II of this Registration Statement, which taken together constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the Securities Act") , will be sent or given to the applicable participants by the Registrant as specified by Rule 428(1) of the Securities Act.


Item 2. Registrant Information and Employee Plan Annual Information.

The Registrant has provided or will provide a written statement to consultants who are issued Common Stock pursuant to this Registration Statement, that the Company will furnish them without charge, upon oral or written request, copies of the documents incorporated in this registration statement by reference in
Item 3 of Part II, and stating that these documents are incorporated into the
Section 10(a) prospectus. The Company will also make available without charge, upon oral or written request, other documents required to be delivered to employees pursuant to Rule 428(b).


PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3. Incorporation Of Certain Documents By Reference

 The following documents filed by the Company with the Securities and Exchange Commission are incorporated herein by reference:

(a) The Company's Anual Report on Form 10-KSB for the Year ended
    July 31, 2002.
(b) The Company's Quarterly Report on Form 10-QSB for the quarter ended January 31, 2003.
(c) The Company's Quarterly Report on Form 10-QSB for the quarter ended October 31, 2002.

         In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold,shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of each such report or document.

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Item 4.  Description of Securities

      The Company is authorized to issue 50,000,000 shares of Common Stock, par value $.0001 per share (the "Common Stock"). Holders of the Common Stock have one vote per share on each matter submitted to a vote of stockholders, the right to receive such dividends, if any, as may be declared by the Board of Directors out of assets legally available therefor and the right to receive net assets in liquidation after payment of all amounts due to creditors and all preferential amounts due to holders of any preferred stock. Holders of the Common Stock have no conversion rights and are not entitled to any preemptive or subscription rights. The Common Stock is not subject to redemption or any further calls or assessments. The Common Stock has noncumulative voting rights in the election of directors.

   The Company's common stock is quoted on the Over the Counter Bulletin Board.



Item 5.  Interests of Named Experts and Counsel

         The validity of the issuance of the Securities offered hereby will be passed upon for the Company by Michael A. Littman Attorney at Law 7609 Ralston Road Arvada, CO 80002. Michael A. Littman, which has expressed an opinion with regard to the issuance of the shares described herein, will be issued 250,000 shares of stock pursuant to this registration statement. The shares will be issued in payment of legal services previously rendered to the Company.


Item 6.  Indemnification of Directors and Officers

         Section 145 of the Delaware General Corporation Law, as amended, authorizes the Company to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney's fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being a director or officer of the Company if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions. The Company's Certificate of Incorporation contains provisions relating to the indemnification of director and officers and the Company's By-Laws extends such indemnities to the full extent permitted by Delaware law.

         The Company may also purchase and maintain insurance for the benefit of any director or officer, which may cover claims for which the Company could not indemnify such persons.


Item 7.  Exemption from Registration Claimed

         Not Applicable

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Item 8.  Exhibits

     The following exhibits are filed as part of this Registration Statement:

4.1 Consulting Agreement dated March 1, 2003 between the Registrant and Geoffrey Eiten
4.2 Consulting Agreement dated April 24, 2003 between the Registrant and Carlos Correa
4.3  Consulting Agreement dated April 24, 2003 between the Registrant and
     Alan Koch
4.4 Consulting Agreement dated April 24, 2003 between the Registrant and 964434 Ontario Ltd
4.5 Letter Agreement dated April 24, 2003, 2003 between the Registrant and Michael A. Littman
5.1  Opinion of Counsel.
23.1 Consent of Rosenberg, Smith & Partners, C.A.
23.2 Consent of Counsel (included in Exhibit No. 5).




Item 9.  Undertakings

(a) The undersigned registrant hereby undertakes to:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (a)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (b)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                (c)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                   provided, however, that paragraphs 1(a) and 1(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

 (2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of securities at that time to be the initial bona fide offering thereof.

 (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement or amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Concord, Province Ontario, Country of Canada, on April 24, 2003



                                        ON THE GO HEALTHCARE, INC.


                                        By:/s/Stuart Turk
                                        -------------------------
                                        Stuart Turk, President


        In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and in the dates stated:


Signature                 Title                                   Date

/s/Stuart Turk                                                   April 24, 2003
--------------------      President, Chief Executive Officer,     ------------
Stuart Turk               Chairman and Director

/s/Evan Schwartzberg                                             April 24, 2003
--------------------      Chief Financial and Accounting Officer  ------------
Evan Schwartzberg

/s/Ralph Magid                                                   April 24, 2003
--------------------      Director                                ------------
Ralph Magid

/s/Randal Kalpin                                                 April 24, 2003
--------------------      Director                                ------------
Randal A. Kalpin


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